Exhibit 23.1

                    Consent of Independent Public Accountants
                    -----------------------------------------


             As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 3, 1997 (except with respect to the matter discussed in Note 14 as to which the date is February 26, 1997), included in Thermo Fibertek Inc.'s Form 10-K, for the year ended December 28, 1996, and our report dated August 4, 1997, for the stock-preparation business of Black Clawson Company and Subsidiaries included in Thermo Fibertek Inc.'s Current Report on Form 8-K/A dated May 22, 1997 (as amended June 20, 1997 and August 5, 1997), and to all references to our Firm included in this registration statement.




                                                Arthur Andersen LLP

        Boston, Massachusetts